EXHIBIT 99.2

(Translation)

Financial Results for the Second Quarter of the Fiscal Year Ending June 30, 2016 [US GAAP] [Consolidated]

August 5, 2016

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Dr. Ryo Kubota
Title: Chairman, President and Chief Executive Officer
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled date of quarterly report submission	August 8, 2016
Scheduled date of dividend payment commencement	—
Supplementary materials for financial results	Yes
Earnings announcement for financial results	Yes (for analysts only)

(Figures rounded down to the nearest thousand)

In this document, unless the context otherwise requires, references to “we”, “our”, “us”, the “Company” or “Acucela” mean Acucela Inc., a Washington corporation and its subsidiaries. All information is provided as of June 30, 2016, unless otherwise stated.

1. Financial Results for the Six Months Ended June 30, 2016 in FY2016 (Consolidated) (January 1, 2016 to June 30, 2016)
(1) Consolidated Operating Results (cumulative)
(Unit: US$ and ¥ in thousands, except % change from the previous fiscal year)

	Revenue from collaborations		Loss from operations		Loss before income tax		Net loss
	$6,630		$(21,047)		$(20,325)		$(20,342)
2Q FY2016 (Consolidated)	¥682,293	(53.9)%	¥(2,165,946)	NA	¥(2,091,645)	NA	¥(2,093,395)	NA
	$14,396		$(14,163)		$(13,680)		$(13,678)
2Q FY2015 (Unconsolidated)	¥1,481,492	(26.7)%	¥(1,457,515)	NA	¥(1,407,809)	NA	¥(1,407,603)	NA

(Note) 2Q FY2016 (Consolidated) comprehensive loss: US $19.7 million (JPY ¥2,027 million); 2Q FY2015 (Unconsolidated) comprehensive loss: US $13.5 million (JPY ¥1,393 million)

2Q FY 2016 represents consolidated results whereas 2Q FY 2015 are unconsolidated. All of the operating results, financial position and cash flows of a newly founded subsidiary are immaterial. Change from the previous fiscal year is based on the above number.

(Unit: US$ and ¥, except for %)

	Basic loss per share	Diluted loss per share

	$(0.55)	$(0.55)
2Q FY2016 (Consolidated)	¥(56)	¥(56)
	$(0.38)	$(0.38)
2Q FY2015 (Unconsolidated)	¥(39)	¥(39)

(2) Financial Position
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio

	$162,013	$154,919	$154,919
As of June 30, 2016 (Consolidated)	¥16,672,765	¥15,942,716	¥15,942,716	96%
	$175,950	$166,434	$166,434
As of December 31, 2015 (Consolidated)	¥18,107,015	¥17,127,723	¥17,127,723	95%

Note: The original financial statements of the Company for FY2016 Q2 and FY2015 Q2 are expressed in U.S. dollar. Amounts as to operating results and financial position in parenthesis are converted (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 102.91, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2016 for the sake of convenience.

2. Dividends
(Unit: US$ and ¥ in thousands, except for %)

	Annual dividend per share
	First Quarter	Second Quarter	Third Quarter	Year-end	Total
	$—	$—	$—	$—	$0
FY2015 (Consolidated)	¥—	¥—	¥—	¥—	¥0
	$—	$—	$—	$—	$0
FY2016 (Consolidated)	¥—	¥—	¥—	¥—	¥0
	$—	$—	$—	$—	$0
FY2016 (forecast)	¥—	¥—	¥—	¥—	¥0
(Note) Revisions to dividend forecast most recently announced: None.

3. Projected Financial Results for FY2016 (Consolidated) (January 1, 2016 to December 31, 2016)
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations	Loss from operations	Income (loss) before income tax	Net loss	Net loss per share (low)[1]
Full Year Revised 2016 Forecast	$8,300	$(38,300)	$(36,900)	$(36,900)	$(0.98)
	¥854,153	¥(3,941,453)	¥(3,797,379)	¥(3,797,379)	¥(101)
Full Year 2015 Results	$24,067	$(26,556)	$(25,459)	$(25,509)	$(0.71)
	¥2,476,735	¥(2,732,877)	¥(2,619,986)	¥(2,625,131)	¥(73)
Percentage Change (%) - omitted where not meaningful	(65.5)%	—%	—%	—%	—%

1 - Net income (loss) per share was computed for Full Year Revised 2016 Forecast using 37,508,741 weighted average shares for expected basic and diluted shares outstanding.

Note 1: Earnings forecast of the Company is based on U.S. dollar amounts. Amounts as to the earnings forecast for Full Year 2016 are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 102.91, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2016 the sake of convenience.

Note 2: We revised the Full Year 2016 Forecast as of August 5, 2016. Please see "Revisions to Earnings Forecast" announced by the Company today.

Note 3: Brackets for 'low' denominate the low end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss. Brackets for 'high' denominate the high end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss.

4. Others
(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Adoption of simplified accounting method or specific accounting methods: None

(3) Changes in accounting policies
         (i) Changes caused by revision of accounting standards, etc: None
        (ii) Changes other than (i) None

(4) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

Number of Common Shares (in thousands)
As of June 30, 2016 (Consolidated)	37,509
As of December 31, 2015 (Consolidated)	36,517

    2) Number of shares of treasury stock as of the end of the reporting period:

Number of Treasury Shares (in thousands)
As of June 30, 2016 (Consolidated)	none
As of December 31, 2015 (Consolidated)	none

3) Average number of shares outstanding during the reporting period:

Weighted Average Number of Common Shares (in thousands)
2Q FY2016 (Consolidated)	37,135
2Q FY2015 (Unconsolidated)	36,026

* Implementation status of quarterly review procedures
The quarterly financial report is exempt from quarterly review procedures as stipulated under the Financial Instruments and Exchange Act of Japan.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

(Note) Translation from USD into Japanese Yen in this document has been made at the rate of 1 USD = 102.91, (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2016.

1. Qualitative Information for the Second Quarter of FY2016 (Consolidated)

(1) Qualitative Information on Operating Results

Comparison of the Three and Six Month Periods Ended June 30, 2016 and June 30, 2015
Revenue from collaborations. Revenues from collaborations for approximately $2.9 million (¥295.8 million) and $6.6 million (¥682.3 million) in the three and six months ended June 30, 2016, represents a decrease of approximately $4.3 million (¥443.2 million), or 60.0% and $7.8 million (¥799.2 million), or 53.9%, respectively, as compared to the prior year.
By program, revenues were as follows (in thousands US$, except for %):

	Three Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$2,871	$7,181	$(4,310)	(60.0)%
OPA-6566	3	—	3	NM
Total	$2,874	$7,181	$(4,307)	(60.0)%

	Six Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$6,627	$14,395	$(7,768)	(54.0)%
OPA-6566	3	1	2	200.0%
Total	$6,630	$14,396	$(7,766)	(53.9)%

By program, revenues were as follows (in thousands JPY (¥), except for %):

	Three Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥295,424	¥738,997	¥(443,573)	(60.0)%
OPA-6566	339	—	339	NM
Total	¥295,763	¥738,997	¥(443,234)	(60.0)%

	Six Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥681,962	¥1,481,389	¥(799,427)	(54.0)%
OPA-6566	331	103	228	221.4%
Total	¥682,293	¥1,481,492	¥(799,199)	(53.9)%

The decrease in revenue from collaborations for the three and six months ended June 30, 2016 compared to the same period in 2015 was primarily due to fewer billable full time employees and activities related to Emixustat to Otsuka as compared to prior year.

Our clinical program related to Emixustat for the treatment of geographic atrophy was completed in May 2016. Due to failed results of the Phase 2b/3 clinical trial, Otsuka elected to terminate the collaboration agreement with us. We do not expect to generate significant revenue from the terminated collaboration with Otsuka related to Emixustat for the foreseeable future now that we are in the six month wind down period following the date of the termination notice.

Research and development. Research and development expense for the three and six months ended June 30, 2016 totaled approximately $4.4 million (¥453.0 million) and $13.3 million (¥1,370.9 million), representing a decrease of approximately $1.2 million (¥127.7 million), or 22.0%, and an increase of $1.8 million (¥186.5 million), or 15.7%, respectively, as compared to the prior year.
By program, our research and development expenses were as follows (in thousands US$, except for %):

	Three Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$3,591	$5,311	$(1,720)	(32.4)%
Internal Research	811	332	479	144.3%
Total	$4,402	$5,643	$(1,241)	(22.0)%

	Six Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$7,449	$10,753	$(3,304)	(30.7)%
Internal Research	5,872	756	5,116	676.7%
Total	$13,321	$11,509	$1,812	15.7%

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Three Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥369,541	¥546,541	¥(177,000)	(32.4)%
Internal Research	83,469	34,180	49,289	144.2%
Total	¥453,010	¥580,721	¥(127,711)	(22.0)%

	Six Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2015	2014
Emixustat	¥766,607	¥1,106,626	¥(340,019)	(30.7)%
Internal Research	604,257	77,765	526,492	677.0%
Total	¥1,370,864	¥1,184,391	¥186,473	15.7%

The decrease for the three month period ended June 30, 2016 was primarily due to a decrease in research and development activities related to clinical programs under the Emixustat Agreement, which was partially offset by an increase in internal research related to new product development. The increase for the six month period ended June 30, 2016 was primarily due to an upfront non-refundable fee of $5.0 million (¥514.6 million), paid to YouHealth in the first quarter in connection with the option and license agreement for lanosterol technology. The upfront fee to YouHealth was offset by a decrease in research and development expense related to clinical programs under the Emixustat Agreement, due to the completion of the Phase 2b/3 clinical trial and related wind down in activities related to such clinical trial.

In accordance with our Strategic Plan, we expect our total research and development expenses to increase in absolute dollars as we pursue development of our product candidates in multiple indications and execute in-licensing transactions resulting in potential upfront and milestone payments.
General and administrative.
The general and administrative expenses were as follows (in thousands US$, except for %):

	Three Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	$6,576	$11,542	$(4,966)	(43.0)%

	Six Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	$14,356	$17,050	$(2,694)	(15.8)%

The general and administrative expenses were as follows (in thousands JPY (¥), except for %):

	Three Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	¥676,736	¥1,187,787	¥(511,051)	(43.0)%

	Six Months Ended June 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	¥1,477,375	¥1,754,616	¥(277,241)	(15.8)%
General and administrative expenses decreased $5.0 million (¥511.1 million) in the three months ended June 30, 2016 compared to the same period in the prior year. Excluding stock based compensation, general and administrative expenses decreased $1.4 million (¥143.1 million) in the three months ended June 30, 2016 compared to the same period in the prior year primarily due to the following:

•	the Company accelerating the vesting of fewer shares of restricted stock units to former executives by $3.6 million (¥367.9 million) as compared to the prior year quarter;

•	the Company did not incur $1.1 million (¥111.3 million) in charges related to the one-time May 2015 special meeting of the shareholders and related transaction costs;

•	the Company paid $0.8 million (¥85.8 million) less in severance to former officers and employees in the current quarter;

•	the Company incurred fewer charges related to accounting and compliance related fees by $0.4 million (¥43.4 million); and

•	the Company incurred fewer charges related to bonus and retention payments of $0.4 million (¥42.7 million).
These changes were offset by an increase in corporate legal expenses and charges related to the Redomicile Transaction of $1.0 million (¥103.8 million) in the current quarter.
General and administrative expenses decreased $2.7 million (¥277.2 million) in the six months ended June 30, 2016 compared to the same period in the prior year. Excluding stock based compensation, general and administrative expenses decreased $1.5 million (¥152.6 million) in the three months ended June 30, 2016 compared to the same period in the prior year primarily due to the following:

•	the Company recognized less stock based compensation expense related to accelerated vesting upon termination by former employees of the Company than in the prior year by $3.9 million (¥406.4 million);

•	the Company did not incur $2.3 million (¥231.8 million) in charges related to the one-time May 2015 special meeting of the shareholders and related transaction costs;

•	the Company incurred fewer charges related to bonus and retention payments of $1.0 million (¥101.7 million); and

•	the Company paid $0.8 million (¥80.9 million) less in severance to former officers and employees in the current year.

These changes were offset by the following increases in the current year:

•
approximately $2.7 million (¥281.7 million) of additional stock compensation expense as compared to the prior year due to the vesting of executive market-based awards and awards granted to the board and employees; and

•	corporate legal expenses and charges related to the Redomicile Transaction of $2.2 million (¥227.5 million).
Income tax expense. Income tax expense for the three and six months ended June 30, 2016 and 2015, respectively, was zero, due to the Company having established a full valuation allowance against our deferred tax assets.
Net income (loss) per share. Please see Per Share Information in Notes on the Consolidated Financial Statements.

(2) Qualitative Information on Financial Condition

We anticipate that potential product candidates developed under our Strategic Plan may be developed independently, and our expenditures on such programs will not be funded by collaborative partners. As a consequence, we expect our total research and development expenses to increase in absolute dollars as we pursue development of our product candidates in multiple indications and execute in-licensing transactions resulting in potential upfront and milestone payments. In the near-term, we anticipate increased general and administrative expenses related to the proposed Redomicile Transaction.
Cash and cash equivalents include all short-term, highly liquid investments with an original maturity date of three months or less as of the date of purchase. Cash equivalents consist of money market funds. Investments with maturities between three months and one year at the date of purchase are classified as short-term investments. Short-term investments are comprised of corporate debt securities, commercial paper, U.S. government agency securities, and certificates of deposit.
As of June 30, 2016 and December 31, 2015, we had cash, cash equivalents and investments of $154.6 million (¥15,910.6 million) and $166.5 million (¥17,137.1 million), respectively. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.
The following table shows a summary of our cash flows for the six months ended June 30, 2016 and 2015, (in US$ and JPY (¥) thousands):

Six Months Ended June 30,	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of period
	$(15,649)	$16,183	$3,940	$9,562
2016	¥(1,610,362)	¥1,665,324	¥405,467	¥984,035
	$(10,589)	$717	$(1,099)	$7,807
2015	¥(1,089,719)	¥73,786	¥(113,098)	¥803,413

Cash Flows from Operating Activities
Net cash used in operating activities was $15.6 million (¥1,610.4 million) and $10.6 million (¥1,089.7 million) for the six months ended June 30, 2016 and 2015, respectively. During 2016, cash outflows were primarily the result of a net loss of $20.3 million (¥2,093.4 million) and a decrease of $2.5 million (¥253.9 million) in deferred revenue from collaborations, partially offset by an increase of $2.4 million (¥248.4 million) in cash received from accounts receivable from collaborations and $4.2 million (¥436.9 million) in non-cash employee stock compensation expense primarily related to vesting of a market-based equity incentive grant and accelerated vesting of equity awards for former executives. During 2015, cash used in operating activities was primarily the result of a net loss of $13.7 million (¥1,407.6 million) and a decrease of $4.4 million (¥450.5 million) in deferred revenue from collaborations. This was partially offset by a $5.5 million (¥561.5 million) increase in employee stock compensation primarily related to the accelerated vesting of equity awards held by our former CEO and a $1.2 million (¥125.4 million) increase in deferred rent and lease incentives related to the lease on our corporate headquarters.
Cash Flows from Investing Activities
Net cash provided by investing activities was $16.2 million (¥1,665.3 million) and $0.7 million (¥73.8 million) for the six months ended June 30, 2016 and 2015, respectively. Cash inflows increased primarily due to a decrease of $13.1 million (¥1,343.5 million) related to purchases of marketable securities available for sale and an increase of $2.0 million (¥200.7 million) related to net maturities of marketable securities held as available for sale.
Cash Flows from Financing Activities
Net cash provided by financing activities was $3.9 million (¥405.5 million) and net cash used by financing activities was $1.1 million (¥113.1 million) for the six months ended June 30, 2016 and 2015, respectively. During 2016, cash inflows from financing activities was primarily the result of $10.4 million (¥1,069.9 million) of proceeds related to the issuance of common stock related to former employees exercising their stock options during the first quarter. This was partially offset by $6.5 million (¥664.4 million) related to employee tax withholdings for equity awards. During 2015, cash outflows from financing activities related to employee tax withholdings for equity awards.

Contractual Obligations and Commitments
In addition to the contractual commitments, which consist of operating leases for corporate office and laboratory space, disclosed in our Annual Kessan-Tanshin for the year ended December 31, 2015, we have not incurred any additional material contractual obligations or commitments outside of the normal course of business during the six months ended June 30, 2016 except the following:

Severance
Mr. Roger Girard, the Company's Chief Strategy Officer, ceased to be an employee on July 10, 2016. On July 11, 2016, we entered into a Separation Agreement and Release with Mr. Girard, which entitles him to receive continuing payments at a rate equal to his annual base salary for a period of nine months from his termination date, up to nine months of health benefit coverage under our COBRA program, an incentive bonus equal to 50% of nine months of his base salary in effect on his termination date and nine months of vesting on his restricted stock units, or RSUs, from his termination date. As of June 30, 2016, the Company accrued $0.4 million (¥41.0 million) of severance for our former Chief Strategy Officer which is due to be paid through April 2017. In addition, the Company accrued an additional $0.5 million (¥49.4 million) in stock compensation expense to general and administrative expense related to the accelerated vesting of his RSUs on July 10, 2016. All remaining unvested RSUs were forfeited.
During the three and six months ended June 30, 2016, the Company paid $0.1 million (¥9.4 million) and $0.4 million (¥37.1 million), respectively, in severance to the former Chief Operating Officer and other former employees. Additionally, on July 9, 2016, we entered into a Separation Agreement and Release with our former Executive Vice President, General Counsel. As of June 30, 2016, we accrued $0.5 million (¥49.4 million) in severance and stock compensation expense in connection with this Separation Agreement and Release, which is due to be paid through April 2017. There were no payments made to Mr. Girard or our former Executive Vice President, General Counsel as of June 30, 2016.

	FY2015	Q2 FY2016
Shareholders’ equity ratio (%)	94.6%	95.6%
Shareholders’ equity ratio based on market prices (%)	153.4%	526.5%
Debt to annual cash flow ratio (%)	—	—
Interest coverage ratio (times)	—	—

Stockholders' equity ratio: stockholders' equity / total assets
Stockholders' equity ratio based on market prices: market capitalization / total assets
Debt to annual cash flow ratio: interest bearing liabilities / operating cash flows
Interest coverage ratio: operating cash flows / interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4. Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.

(3) Qualitative Information on Operating Results Forecast

We have made a revision to the earnings projections for the year ending December 31, 2016 released on August 5, 2016. Please see the Full Year Revised 2016 Forecast.

2. Information for the Summary Information - Others

(1) Changes in significant subsidiaries during the period

Not applicable.

(2) Adoption of a simplified accounting method or specific accounting methods

Not applicable.

(3) Changes in accounting policies

Not applicable.

3. Quarterly Financial Statements and Other Information

(1) Condensed Consolidated Balance Sheets
ACUCELA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2015		June 30, 2016
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,088	¥523,606	$9,562	¥984,035
Investments	106,922	11,003,343	112,833	11,611,644
Accounts receivable from collaborations	6,140	631,867	3,726	383,442
Prepaid expenses and other current assets	2,051	211,069	1,575	162,083
Total current assets	120,201	12,369,885	127,696	13,141,204
Property and equipment, net	920	94,677	791	81,401
Long-term investments	54,515	5,610,139	32,212	3,314,936
Other assets	314	32,314	1,314	135,224
Total assets	$175,950	¥18,107,015	$162,013	¥16,672,765
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$207	¥21,302	$491	¥50,529
Accrued liabilities	3,138	322,932	3,073	316,248
Accrued compensation	2,457	252,850	2,354	242,250
Deferred revenue from collaborations	2,467	253,879	—	—
Deferred rent and lease incentives	143	14,716	151	15,539
Total current liabilities	8,412	865,679	6,069	624,566
Commitments and contingencies
Long-term deferred rent, lease incentives, and others	1,104	113,613	1,025	105,483
Total long-term liabilities	1,104	113,613	1,025	105,483
Shareholders’ equity:
Common stock, no par value, 100,000 shares authorized as of June 30, 2016 and December 31, 2015; 37,509 and 36,517 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	191,696	19,727,435	204,466	21,041,597
Additional paid-in capital	6,288	647,098	1,703	175,256
Accumulated other comprehensive income (loss)	(575)	(59,173)	67	6,895
Accumulated deficit	(30,975)	(3,187,637)	(51,317)	(5,281,032)
Total shareholders’ equity	166,434	17,127,723	154,919	15,942,716
Total liabilities and shareholders’ equity	$175,950	¥18,107,015	$162,013	¥16,672,765

See accompanying notes to condensed consolidated financial statements.

(2) Condensed Consolidated Statements of Operations
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Six Months Ended June 30,
	2015		2016
	(unaudited)

Revenue from collaborations	$14,396	¥1,481,492	$6,630	¥682,293
Expenses:
Research and development	11,509	1,184,391	13,321	1,370,864
General and administrative	17,050	1,754,616	14,356	1,477,375
Total expenses	28,559	2,939,007	27,677	2,848,239
Loss from operations	(14,163)	(1,457,515)	(21,047)	(2,165,946)
Other income (expense), net:
Interest income	502	51,661	707	72,757
Other income (expense), net	(19)	(1,955)	15	1,544
Total other income, net	483	49,706	722	74,301
Loss before income tax	(13,680)	(1,407,809)	(20,325)	(2,091,645)
Income tax benefit (expense)	2	206	(17)	(1,750)
Net loss	$(13,678)	¥(1,407,603)	$(20,342)	¥(2,093,395)
Net loss per share
Basic	$(0.38)	¥(39)	$(0.55)	¥(56)
Diluted	$(0.38)	¥(39)	$(0.55)	¥(56)
Weighted average shares
Basic	36,026		37,135
Diluted	36,026		37,135
See accompanying notes to condensed consolidated financial statements.

(3) Condensed Consolidated Statements of Comprehensive Loss

ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Six months ended June 30,
	2015		2016
	(unaudited)
Net loss	$(13,678)	¥(1,407,603)	$(20,342)	¥(2,093,395)
Other comprehensive income (loss):
Net unrealized gain on securities	138	14,202	642	66,068
Comprehensive loss	$(13,540)	¥(1,393,401)	$(19,700)	¥(2,027,327)

See accompanying notes to condensed consolidated financial statements.

(4) Condensed Consolidated Statements of Shareholders' Equity
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands ($US))

			Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2014	35,809	186,589	3,601	(361)	(5,466)	184,363
Stock-based compensation	—	—	8,940	—	—	8,940
Issuance of restricted shares of common stock	904	—	—	—	—	—
RSUs withheld for employee payroll taxes	(207)	—	(1,165)	—	—	(1,165)
Common stock issued in connection with stock option exercises	11	17	(12)	—	—	5
Excess net tax benefit related to IPO costs	—	—	14	—	—	14
Net loss	—	—	—	—	(25,509)	(25,509)
Vesting of restricted stock and exercise of options	—	5,090	(5,090)	—	—	—
Unrealized loss on marketable securities available for sale	—	—	—	(214)	—	(214)
Balance at December 31, 2015	36,517	191,696	6,288	(575)	(30,975)	166,434
Stock-based compensation	—	—	4,245	—	—	4,245
Issuance of restricted shares of common stock	118	—	—	—	—	—
RSUs withheld for employee payroll taxes	(189)	—	(3,285)	—	—	(3,285)
Common stock issued in connection with stock option exercises	1,063	7,225	—	—	—	7,225
Net loss	—	—	—	—	(20,342)	(20,342)
Vesting of restricted stock and exercise of options	—	5,545	(5,545)	—	—	—
Unrealized gain on marketable securities available for sale	—	—	—	642	—	642
Balance at June 30, 2016	37,509	$204,466	$1,703	$67	$(51,317)	$154,919

See accompanying notes to condensed consolidated financial statements.

(4) Condensed Consolidated Statements of Shareholders' Equity (Continued)
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands (JPY))

			Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2014	35,809	¥19,201,873	¥370,579	¥(37,150)	¥(562,506)	¥18,972,796
Stock-based compensation	—	—	920,016	—	—	920,016
Issuance of restricted shares of common stock	904	—	—	—	—	—
RSUs withheld for employee payroll taxes	(207)	—	(119,891)	—	—	(119,891)
Common stock issued in connection with stock option exercises	11	1,750	(1,235)	—	—	515
Excess net tax benefit related to IPO costs	—	—	1,441	—	—	1,441
Net loss	—	—	—	—	(2,625,131)	(2,625,131)
Vesting of restricted stock and exercise of options	—	523,812	(523,812)	—	—	—
Unrealized loss on marketable securities available for sale	—	—	—	(22,023)	—	(22,023)
Balance at December 31, 2015	36,517	19,727,435	647,098	(59,173)	(3,187,637)	17,127,723
Stock-based compensation	—	—	436,853	—	—	436,853
Issuance of restricted shares of common stock	118	—	—	—	—	—
RSUs withheld for employee payroll taxes	(189)	—	(338,059)	—	—	(338,059)
Common stock issued in connection with stock option exercises	1,063	743,526	—	—	—	743,526
Net loss	—	—	—	—	(2,093,395)	(2,093,395)
Vesting of restricted stock and exercise of options	—	570,636	(570,636)	—	—	—
Unrealized gain on marketable securities available for sale	—	—	—	66,068	—	66,068
Balance at June 30, 2016	37,509	¥21,041,597	¥175,256	¥6,895	¥(5,281,032)	¥15,942,716

See accompanying notes to condensed consolidated financial statements.

(5) Condensed Consolidated Statements of Cash Flows
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended June 30,
	2015		2016
	(unaudited)
Cash flows from operating activities
Net loss	$(13,678)	¥(1,407,603)	$(20,342)	¥(2,093,395)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	214	22,023	148	15,259
Stock-based compensation	5,456	561,477	4,245	436,853
Amortization net of premium/discount on marketable securities	1,140	117,317	800	82,335
Deferred taxes	103	10,600	—	—
Changes in operating assets and liabilities:
Accounts receivable from collaborations	(737)	(75,845)	2,414	248,425
Prepaid expenses and other current assets	43	4,420	508	52,319
Accounts payable	(406)	(41,781)	284	29,227
Accrued liabilities	319	32,828	(65)	(6,689)
Accrued compensation	1	103	(103)	(10,600)
Deferred rent and lease incentives	1,219	125,447	(71)	(7,307)
Deferred revenue from collaborations	(4,378)	(450,540)	(2,467)	(253,879)
Other assets	115	11,835	(1,000)	(102,910)
Net cash used in operating activities	(10,589)	(1,089,719)	(15,649)	(1,610,362)
Cash flows from investing activities
Purchases of marketable securities available for sale	(47,212)	(4,858,587)	(34,157)	(3,515,137)
Maturities of marketable securities available for sale	48,409	4,981,770	50,359	5,182,445
Net additions to property and equipment	(480)	(49,397)	(19)	(1,984)
Net cash provided by investing activities	717	73,786	16,183	1,665,324
Cash flows from financing activities
Value of equity awards withheld for tax liability	(1,101)	(113,304)	(6,456)	(664,385)
Proceeds from issuance of common stock	2	206	10,396	1,069,852
Net cash provided by (used in) financing activities	(1,099)	(113,098)	3,940	405,467
Increase (decrease) in cash and cash equivalents	(10,971)	(1,129,031)	4,474	460,429
Cash and cash equivalents—beginning of period	18,778	1,932,444	5,088	523,606
Cash and cash equivalents—end of period	$7,807	¥803,413	$9,562	¥984,035

See accompanying notes to condensed consolidated financial statements.

(6) Note regarding Assumption of Going Concern

None noted as of the date of filing of this report.

(7) Note regarding Significant Changes in the Amount of Shareholders' Equity

Please refer to (4) Condensed Consolidated Statements of Shareholders' Equity above for the changes in the amount of Shareholders' Equity during the reporting period.

(8) Notes on the Consolidated Quarterly Financial Statements

Note 1 -    Business and Basis of Presentation
Business
Acucela Inc. is a clinical stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic disorders affecting millions of people worldwide. The Company has a broad product candidate portfolio of multiple technologies in the preclinical and clinical development stages intended to provide solutions to ophthalmic disorders affecting millions of people worldwide. The Company is pursuing development of its product candidates for indications such as age related macular degeneration, cataracts, diabetic retinopathy and orphan, blinding retinal diseases such as retinitis pigmentosa and Stargardt disease which primarily affects young adults. References in this report to the "Company,", "we", "our" and "us" refer to Acucela Inc. and its subsidiaries.

Proposed Redomicile Transaction

In March 2016, we announced our intention to pursue a corporate reorganization of the Company by conducting a triangular merger, pursuant to which the ultimate parent company holding the operations of the Company would be domiciled in Japan. Such transaction is referred to as the Redomicile Transaction. If consummated, the Redomicile Transaction would result in the Company’s shareholders holding shares in Acucela Japan KK, or Acucela Japan, a Japanese joint stock corporation and the Company’s wholly-owned subsidiary. Consummation of the Redomicile Transaction would be subject to several conditions, including the approval of the Redomicile Transaction by a majority of the Company’s common stock shareholders entitled to vote on the Redomicile Transaction at the Company’s forthcoming annual meeting; the registration with the U.S. Securities and Exchange Commission, or SEC, of the shares of Acucela Japan to be distributed in the Redomicile Transaction; and, that the shares of Acucela Japan to be distributed in the Redomicile Transaction are authorized for listing on the Tokyo Stock Exchange, or TSE. Should the Redomicile Transaction be consummated, Acucela Inc. would merge with and into Acucela North America Inc., or US Merger Co, a Washington corporation and wholly-owned subsidiary of Acucela Japan. US Merger Co would continue as the surviving corporation. In connection with the Redomicile Transaction, Acucela Japan, the new parent, intends to apply for listing on the Mothers market of the TSE. We expect to complete the Redomicile Transaction during the fourth quarter of 2016. There is no assurance that we will be able to complete the Redomicile Transaction in a timely manner, if at all, or achieve the expected benefits we expect to see. Please refer to the Timely Disclosure Document filed by the Company on March 29, 2016 for further details regarding the Redomicile Transaction.

Basis of Presentation
Unaudited Interim Financial Information
We have prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the SEC for interim financial reporting. The condensed consolidated balance sheet as of December 31, 2015 has been derived from the audited financial statements. The condensed consolidated financial statements as of June 30, 2016 and June 30, 2015 are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for full 2016 fiscal year. Certain information and footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, have been omitted in accordance with the rules and regulations of the SEC. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Annual Securities Report for the year ended December 31, 2015.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Acucela Japan KK, which was organized under the laws of Japan on December 11, 2015. Through the period ended June 30, 2016, Acucela Japan KK has not commenced operations. We eliminate all intercompany balances and transactions in consolidation.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
Note 2 -    Segments
We operate in one segment, pharmaceutical product development. All of our significant assets are located in the United States. During the three and six months ended June 30, 2016 and 2015, all revenue was generated in the United States.

Note 3 - Per Share Information
(Unit: in thousands, except for per share data)

	FY2015 Q2	FY2016 Q2
Numerator:
	$(13,678)	$(20,342)
Net loss	¥(1,407,603)	¥(2,093,395)
Denominator:
Weighted-average shares outstanding—basic (shares)	36,026	37,135
Dilutive effect of stock options, RSUs and restricted stock awards	—	—
Diluted weighted average shares of common stock outstanding (shares)	$36,026	$37,135
	$(0.38)	$(0.55)
Basic net loss per share (common stock)	¥(39)	¥(56)
	$(0.38)	$(0.55)
Diluted net loss per share (common stock)	¥(39)	¥(56)

For the six months ended June 30, 2016, equity awards of 1,419,186 were excluded from the calculation of diluted net income (loss) per share because the impact was anti-dilutive.

Note 4 - Significant Subsequent Events
On July 12, 2016, the Board approved the grant of options to purchase an aggregate of 225,000 shares of common stock. These grants included options to purchase an aggregate of 120,000 shares for our Executive Vice President of Research and Development, 25,000 shares to each of our four non-employee directors of the Board and 5,000 shares to a new employee. The contractual life of the options is ten years.

For the grant to our Executive Vice President of Research and Development, 7,500 of the shares underlying the option grant will vest on September 1, 2016. Thereafter, 2,500 of the shares underlying the option grant will vest on the first day of each month, such that the option is fully vested as of June 1, 2020.

The option grants to the four non-employee directors of the Board vest in equal monthly installments over four years from the grant date.

The grant to the new employee is subject to a four year vesting period, with 25% of the shares underlying the option grant vesting after one year and the remaining 75% of the shares underlying the option grant vesting on a monthly pro rata basis over the following three years, such that the option is fully vested four years from the grant date.

Note 5 - Difference between US GAAP and Japanese GAAP

The quarterly consolidated financial statements of Acucela Inc. presented in this Report conform with accounting principles generally accepted in the United States of America ("US GAAP"). Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP
Revenue Recognition	Revenue Recognition
In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

Marketable Securities	Marketable Securities
At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences	Compensated Absences
Under ASC Topic 710, Compensation - General 10-25, a liability for compensation for future absences is recorded if certain criteria are met.	There is no requirement to record accruals for compensated absences under Japanese GAAP.
Stock Option	Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development	Research and Development
In the United States, in accordance with ASC 730, "Research and Development Arrangements", nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.
In Japan, no such accounting treatment is required.

Fair Value	Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure	Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements review, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the quarterly security report.

Changes in Directors, Officers and Corporate Auditors

•	Directors

Not applicable.

•	Officers
On June 10, 2016, the Company notified Mr. Roger Girard and George Lasezkay that their positions as our Chief Strategy Officer and Executive Vice President, General Counsel, were terminated effective July 10, 2016.

•	Corporate Auditors

On May 26, 2016, the Company announced a change in their independent auditors. The Company discontinued its engagement with Ernst & Young LLP as the Company's independent auditor and appointed BDO USA, LLP as its independent auditor.